Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Robert Skaggs, Jr. Appointed to Team, Inc. Board of Directors

SUGAR LAND, TX, August 15, 2019 – Team, Inc. (NYSE: TISI) announced today that Robert Skaggs, Jr. has been appointed to its Board of Directors (the “Board”), effective immediately.

“I am very pleased to welcome Bob to our Board,” said Amerino Gatti, Team’s Chief Executive Officer. “Bob is an accomplished executive with proven leadership skills and brings extensive public company board expertise to Team. His deep knowledge of the pipeline, midstream and power sectors will support the continued transformational growth and diversification of our business. Bob’s extensive experience is a strong complement to our existing members’ and will further strengthen the Board’s breadth of talent and competencies.”

Louis A. Waters, Team’s Chairman of the Board, added, “We are excited to add Bob as an independent director of Team. With more than 35 years of industry experience and a broad array of public company service, we believe Bob’s contributions will be a tremendous asset to the board and to Team.”

“It is a particularly exciting time to be joining Team as the Company continues its transformation in a dynamic and changing industry,” said Mr. Skaggs. “Team is a leader in the specialty industrial services space, where it is uniquely positioned to succeed. I look forward to working with my fellow directors and Team’s strong leadership team to further the Company’s strategic mission.”

From 2014 through 2016, Mr. Skaggs served as Chairman and Chief Executive Officer of Columbia Pipeline Group, Inc. and from 2005 through 2015, he served as President and Chief Executive Officer of NiSource, Inc., a Fortune 500 energy holding company engaged in natural gas and electric utilities and the gas storage and pipeline business. Mr. Skaggs spent 35 years at Columbia Pipeline Group serving in various leadership roles and functional roles, including legal, finance, commercial and executive management. He currently serves on the boards of DTE Energy (NYSE:DTE) and Cloud Peak Energy (NYSE:CLD). Previously, Mr. Skaggs served on the board of Columbia Pipeline Partners, as well as NiSource, Inc. In 2016, he received the American Gas Association’s Distinguished Service Award. Mr. Skaggs received a B.A. in economics from Davidson College, a Juris Doctorate from West Virginia University and an M.B.A. from Tulane University.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. (NYSE: TISI) is a leading global provider of specialized industrial services, including inspection, engineering assessment and mechanical repair and remediation required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline, aerospace and other heavy industries. Team offers these services across over 200 locations and more than 20 countries throughout the world. For more information, please visit www.teaminc.com.

Exhibit 99.1

Contact:
Susan Ball
EVP & Chief Financial Officer
(281) 331-6154

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